Exhibit 2.4

DESCRIPTION OF SECURITIES

As of the end of the fiscal year covered by the annual report on Form 20-F (the “Annual Report”) of Silicon Motion Technology Corporation (“we,” “us” or “our”) to which this description is attached or incorporated by reference as an exhibit, we registered ordinary shares, par value $0.01 per share (“ordinary shares”) and American Depositary Shares (“ADSs”), each representing four ordinary shares, as set forth below, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Ordinary shares, par value US$0.01 per share* American Depositary Shares, each representing four ordinary shares	SIMO	Nasdaq Global Select Market

*	Not for trading, but only in connection with the listing on the Nasdaq Global Select Market of ADSs, each representing four ordinary shares.

The following contains a description of the rights of (i) holders of our ordinary shares and (ii) ADS holders.

DESCRIPTION OF ORDINARY SHARES

The following summary of the material terms of our ordinary shares is not intended to be a complete summary of the rights and preferences of our ordinary shares. This summary is subject to and qualified in its entirety by reference to our memorandum and articles of association, as amended and restated from time to time (“our memorandum and articles of association”). We urge you to refer to our memorandum and articles of association in its entirety for a complete description of the rights and preferences of our ordinary shares. A copy of our amended and restated memorandum and articles of association, both adopted by special resolution passed on April 22, 2005, were filed as Exhibits 3.1 and 3.2 to our Form F-1 Registration Statement (File No. 333-125673), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 9, 2005.

The number of ordinary shares issued and outstanding as of the end of the fiscal year covered by the Annual Report, as required by Item 9.A.5(a) of the Form 20-F, is given on the cover page of the Annual Report to which this description is attached or incorporated by reference as an exhibit. No share shall be issued to bearer.

Information called for by Items 9.A.3, A.5 and A.6 and Items 10.B.3, B.4, B.6, B.7, B.8, B.9 and B.10 of Form 20-F

See “Description of Share Capital” in the prospectus (File No. 333-125673) in connection with our initial public offering which we filed with the SEC on July 1, 2005 (the “IPO prospectus”). There has not been any change to the information called for by these Items since the filing date of the IPO prospectus. Set forth below is the hyperlink to our IPO prospectus at the SEC website: https://www.sec.gov/Archives/edgar/data/1329394/000119312505136715/d424b4.htm#bc46130_15

Information called for by Item 9.A.7 of Form 20-F

Not applicable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Information called for by Items 12.A, 12.B and 12.C of Form 20-F

Not applicable.

Information called for by Item 12.D.1 of Form 20-F

Shares underlying the ADSs are held by The Bank of New York Mellon, as depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

Information called for by Item 12.D.2

See “Description of American Depositary Shares” in the IPO prospectus. There has not been any change to the information called for by this Item since the filing date of the IPO prospectus. Set forth below is the hyperlink to the IPO prospectus at the SEC website: https://www.sec.gov/Archives/edgar/data/1329394/000119312505136715/d424b4.htm#bc46130_16